Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Global Commodities & Investments Ltd.
Address of Joint Filer:	90 North Church Street, 2nd Floor George Town, Grand Cayman
Relationship of Joint Filer to Issuer:	10% Owner
Issuer Name and Ticker or Trading Symbol:	African Agriculture Holdings Inc. [AAGR]
Date of Event Requirement Statement (Month/Day/Year):	12/6/2023

Name of Joint Filer:	Vasile Frank Timis
Address of Joint Filer:	c/o Global Commodities & Investments Ltd. 90 North Church Street, 2nd Floor George Town, Grand Cayman
Relationship of Joint Filer to Issuer:	10% Owner
Issuer Name and Ticker or Trading Symbol:	African Agriculture Holdings Inc. [AAGR]
Date of Event Requirement Statement (Month/Day/Year):	12/6/2023